Exhibit 99.1

PRESS RELEASE

For Release, 9.00 a.m. EST May 28, 2019

Neonode Announces Appointment of New Chief Financial Officer

STOCKHOLM, SWEDEN, May 28, 2019 — Neonode Inc. (NASDAQ: NEON), the optical sensing technology company, today announced the appointment of Maria Ek as new Chief Financial Officer (“CFO”), effective June 1, 2019. Lars Lindqvist, who has served as CFO of Neonode since August 2014 will remain available to assist with the transition of leadership responsibilities.

Maria EK has been serving as Corporate Controller for Neonode since December 2018. She previously held several financial management positions in international organizations including as Global Head of Accounting at Digital Route AB.

“I am very happy that Maria has accepted the role as our CFO. With her vast experience in financial management, I am confident she will add great value to our future growth and profitability,” Neonode CEO, Håkan Persson stated.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) develops, manufactures and sells advanced sensor modules based on the company’s proprietary zForce AIR® technology. Neonode zForce AIR Sensor Modules enable touch interaction, mid-air interaction and object sensing and are ideal for integration in a wide range of applications within the automotive, consumer electronics, medical, robotics and other markets. The company also develops and licenses user interfaces and optical interactive touch solutions based on its zForce CORE technology. To date, Neonode’s technology have been deployed in approximately 70 million products, including 4 million cars and 66 million consumer devices.

NEONODE the NEONODE logo, ZFORCE and ZFORCE AIR are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE is a trademark of Neonode Inc.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, growth and profitability, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.